EXHIBIT 99.1

Duff & Phelps Agrees to Acquire Pagemill Partners
Addition of Silicon Valley-Based M&A Firm Enhances Global Technology Industry Expertise

NEW YORK, December 19, 2011—Duff & Phelps Corporation (NYSE: DUF), a leading independent financial advisory and investment banking firm, today announced that it has entered into a definitive agreement to acquire Pagemill Partners, a Silicon Valley-based investment banking and valuation services firm. Consisting of 25 employees, the Pagemill team focuses on advising global technology companies in the middle market, as well as emerging organizations. The acquisition will enhance Duff & Phelps' Mergers & Acquisitions practice and further develop the firm's technology industry expertise.

Terms of the transaction were not disclosed. Subject to customary closing conditions, the transaction is expected to close by the end of the year.

The Pagemill team will work closely with colleagues throughout Duff & Phelps who provide complementary financial advisory services and technology industry expertise, including professionals in the firm's existing Silicon Valley and San Francisco offices. This collaboration continues an effort to strengthen key industry specializations for Duff & Phelps; earlier this year, the firm deepened its knowledge of the energy, mining and infrastructure industries by acquiring Texas-based investment banking services firm Growth Capital Partners.

“For eight years, Pagemill Partners has leveraged transactional experience and personal commitment to help clients and shareholders consistently achieve successful M&A outcomes," said Jacob Silverman, leader of the Investment Banking segment and head of corporate development for Duff & Phelps. "Their proven understanding of the global technology business landscape will complement our existing expertise, better positioning us to advise technology clients on their most important matters—including cross-border situations."

Since 2003, Pagemill Partners has provided M&A advisory, private placement advisory and valuation services. The team has closed more than 160 transactions—approximately one-third of which were cross-border situations—in such industries as enterprise, infrastructure and application software; semiconductors; Internet and media; communications; storage; security; technology-enabled services; and many other sub-segments. Pagemill Partners has advised clients on transactions with Microsoft, IBM, Intel, GE, Oracle, Broadcom, Qualcomm and other industry leaders.

“The entire Pagemill team is extremely excited to join Duff & Phelps' global platform,” said Scott Munro, managing director at Pagemill Partners. “We look forward to contributing our technology M&A expertise, while also gaining access to a broader suite of services, an international geographic footprint and other resources. This will allow us to more effectively serve our clients while also pursuing a wider range of engagements and capability enhancements.”

About Duff & Phelps
As a leading global financial advisory and investment banking firm, Duff & Phelps balances analytical skills, deep market insight and independence to help clients make sound decisions. The firm provides expertise in the areas of valuation, transactions, financial restructuring, alternative assets, disputes and taxation, with more than 1,000 employees serving clients from offices in North America, Europe and Asia. Investment banking services in the United States are provided by Duff & Phelps Securities, LLC. Member FINRA/SIPC. M&A advisory services in the United Kingdom and Germany are provided by Duff & Phelps Securities Ltd. Duff & Phelps Securities Ltd. is authorized and regulated by the Financial Services Authority. Investment banking services in France are provided by Duff & Phelps SAS. For more information, visit www.duffandphelps.com. (NYSE: DUF)

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